Exhibit 99(a)
News Release

5 Sarnowski Drive, Glenville, New York, 12302

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend

Glenville, New York – November 19, 2013

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors declared a quarterly cash dividend of $0.065625 per share, or $0.2625 per share on an annualized basis.  The dividend will be payable January 2, 2014, to shareholders of record at the close of business on December 6, 2013.  TrustCo has paid a cash dividend every year since 1904.

President and Chief Executive Officer Robert J. McCormick noted, “We are very pleased to continue to provide our shareholders with a strong cash dividend.  We understand how important the TrustCo cash dividend is to our shareholders.  Our cash dividend continues a tradition that extends back over 100 years.”

TrustCo Bank Corp NY is a $4.5 billion savings and loan holding company.  Its subsidiary, Trustco Bank, operates 139 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services.

The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Safe Harbor Statement
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for TrustCo from those discussed. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: credit risk, the effects of and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations, competition, the effect of changes in financial services laws and regulations (including laws concerning taxation, banking and securities), real estate and collateral values, changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board (“FASB”) or the Public Company Accounting Oversight Board; changes in local market areas and general business and economic trends and the matters described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, as amended, and in our subsequent securities filings.